CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to the Registration Statement No. 33-31675 on Form N-1A of John Hancock California Tax-Free Income Fund of our report dated October 8, 2004 appearing in the Annual Report of John Hancock California Tax-Free Income Fund, for the year ended August 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 22, 2004